Exhibit (c)(2)

Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

*STRICTLY CONFIDENTIAL*

# Discussion Materials

*May 2026*

ARDEA PARTNERS

# Recent Select Trends in Property & Casualty ("P&C") Insurance

## U.S. Insurance

- Following strong underwriting performance in 2025, U.S. P&C premium growth and profitability has moderated so far in 2026
- Despite this slowing pricing momentum, margins appear sufficient to attract incremental capital from various sources of capacity
- Are we headed for a prolonged soft market, or if industry will find a 'soft landing' in the near term?


U.S. Composite Insurance Pricing Change
16%
8%
0%
(8%)
Q4-2021
Q1-2022
Q2-2022
Q3-2022
Q4-2022
Q1-2023
Q2-2023
Q3-2023
Q4-2023
Q1-2024
Q2-2024
Q3-2024
Q4-2024
Q1-2025
Q2-2025
Q3-2025
Q4-2025

## U.S. Casualty Insurance

- Downward pricing trend in U.S. casualty insurance remains
- Continued trend of long-tail adverse loss development, rising claim severity, social inflation / nuclear verdicts and challenging legal backdrop continue to pressure profitability
- Adherence to more disciplined underwriting and tighter program structures has led to differentiated outcomes for certain insurers


U.S. Composite Insurance Pricing Change — Casualty
12%
8%
4%
0%
Q4-2021
Q1-2022
Q2-2022
Q3-2022
Q4-2022
Q1-2023
Q2-2023
Q3-2023
Q4-2023
Q1-2024
Q2-2024
Q3-2024
Q4-2024
Q1-2025
Q2-2025
Q3-2025
Q4-2025

## U.S. Management and Executive Liability Insurance

- Rates for U.S. management and executive liability insurance stabilized in 2025, an improvement versus significant negative pricing trends experienced in 2H 2023 to 1Q 2025
- Capacity remains ample for directors' and officers' ("D&O") liability coverage; however, macroeconomic volatility and technological trends have created some disruptions for market participants
- 'Vanilla' errors and omissions ("E&O") exposures continue to benefit from ample capacity; however, more complex / less straightforward risks have struggled with declination


U.S. Composite Insurance Pricing Change — Management and Executive Liability
48%
28%
8%
(12%)
Q4-2021
Q1-2022
Q2-2022
Q3-2022
Q4-2022
Q1-2023
Q2-2023
Q3-2023
Q4-2023
Q1-2024
Q2-2024
Q3-2024
Q4-2024
Q1-2025
Q2-2025
Q3-2025
Q4-2025

*Source: Marsh Risk.*

# Recent Select Trends in P&C Insurance Transactions

| | Select Commentary | Recent Select Examples |
|---|---|---|
| **Strategic Buyers Willing to Consummate Cross-Border Opportunities** | • Cross-border activity flowing in multiple directions with U.S. specialty / excess & surplus ("E&S") opportunities of particular interest to strategic acquirors | SOMPO / Aspen; ZURICH / beazley |
| **Pursuit of Strategic Joint Ventures / Minority Investments** | • Increased openness from various insurers to pursue non-controlling strategic opportunities with other strategics and / or financial sponsors | Berkshire Hathaway Inc. / Tokio Marine; Arch / coface |
| **Openness to Alternative Transaction Structures** | • Renewal rights sales being used as an efficient tool to pivot strategically<br>• Greater openness to pairing transactions with reserve covers (e.g., adverse development covers or loss portfolio transfers) | AIG / everest; Nationwide / Ryan Specialty / Markel |
| **Renewed Appetite for Diversification** | • Carriers leveraging inorganic growth to enter new product lines, often pivoting away from concentrated core franchises | ENSTAR / AF Group; radian / INIGO |
| **Proliferation of Strategic Third-Party Capital Vehicles** | • Increasing demand from P&C insurers for capital-light, fee-based earnings<br>• Shrinking supply of 'clean' blocks of life & annuity liabilities and greater competition is leading asset managers to seek opportunities within P&C | AIG / Blackstone; Allianz / Oaktree |
| **Continued Strong Appetite for Specialty / Excess & Surplus Opportunities** | • Specialty / E&S and Lloyd's platforms have been of particular interest to strategic acquirors<br>• Sustained buyer demand is mostly concentrated to strategics, with international players being assertive in value | DB Insurance / Fortegra; Skyward Specialty Insurance / Apollo |

*Source: Public company disclosures.*

# Indexed Share Price Performance Since Bison's Initial Public Offering ("IPO")

| Price Performance Summary | YTD | 1 Yr | 2 Yr[3] |
|---|---|---|---|
| Bison | 4% | (25%) | 67% |
| Benchmarked Peer Set | (13%) | (24%) | 12% |
| Broader Peer Set | (3%) | (10%) | 12% |



Indexed to Bison share price at IPO (%)
$45.00
$35.00
$25.00
$15.00
Bison IPO: $17.00
Bison: $28.46
67%
12%
12%
May-2024
Nov-2024
May-2025
Nov-2025
May-2026
Bison
Benchmarked Peer Set[1]
Broader Peer Set[2]

*Source: FactSet; market data as of May 21, 2026. Note: Timeframe begins on May 22, 2024 to capture Bison's IPO offering price of $17.00 per share (IPO was May 23, 2026). Peer set figures calculated by taking the median indexed performance on a daily basis for all peers. [1] Includes W. R. Berkley, Markel, American Financial, Kinsale, RLI, Palomar and Skyward Specialty. [2] Includes W. R. Berkley, Markel, American Financial, Kinsale, RLI, Palomar, Skyward Specialty, Assurant, White Mountains, ProAssurance, International General Insurance, Employers, AMERISAFE, Global Indemnity and James River Group. [3] 2-year period reflects timeframe from May 22,2024 through May 21, 2026.*

# Select Trading Multiples Over Time Since Bison's IPO

## Price / Book Value Per Share ("BVPS")

| Average | YTD | 1 Yr | 2 Yr[3] |
|---|---|---|---|
| Bison | 1.86x | 2.25x | 2.67x |
| Benchmarked Peer Set | 2.46 | 2.65 | 2.72 |
| Broader Peer Set | 1.74 | 1.81 | 1.90 |


4.00x
3.00x
2.00x
1.00x
May-2024
Nov-2024
May-2025
Nov-2025
May-2026
2.51x
2.06x
1.73x

## Price / Next Twelve Month ("NTM") Earnings Per Share ("EPS") (Consensus Median)

| Average | YTD | 1 Yr | 2 Yr |
|---|---|---|---|
| Bison | 12.2x | 14.8x | 17.6x[4] |
| Benchmarked Peer Set | 13.8 | 15.3 | 16.4 |
| Broader Peer Set | 13.8 | 14.3 | 14.3 |


25.0x
20.0x
15.0x
10.0x
May-2024
Nov-2024
May-2025
Nov-2025
May-2026
13.3x[5]
13.1x
12.9x

Bison — Benchmarked Peer Set[1] — Broader Peer Set[2]

Source: FactSet and S&P Global Intelligence; market data as of May 21, 2026. Note: Timeframe begins on May 22, 2024 to capture Bison's IPO offering price (IPO was May 23, 2026). Equal weighting used for calculating peer set figures. [1] Includes W. R. Berkley, Markel, American Financial, Kinsale, RLI, Palomar and Skyward Specialty and Ategrity. [2] Includes W. R. Berkley, Markel, American Financial, Kinsale, RLI, Palomar, Skyward Specialty, Ategrity, Assurant, White Mountains, ProAssurance, International General Insurance, Employers, AMERISAFE, Global Indemnity and James River Group. [3] 2-year period reflects timeframe from May 22,2024 through May 21, 2026. [4] 2-year period reflects timeframe from June 13, 2024 through May 21, 2026 for Bison; otherwise reflects May 22, 2024 to May 21, 2026. [5] P / NTM EPS based on consensus median and consensus average are both 13.3x.

# Common Stock Comparison

*$ are U.S. Dollars*

| | | | % 52 Week | | Price / | | | | Return on Equity (%)[2] | | | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | Share Price ($) | Market Cap. ($Billion) | High | Low | 2026E EPS[1] | 2027E EPS[1] | MRQ BVPS | MRQ TBVPS[4] | 2026E | 2027E | NTM Dividend Yield (%) | EPS Growth '25A - '27E[5] |
| **Benchmarked Peer Set** | | | | | | | | | | | | |
| **Bison** | **$28.46** | **$0.9** | **75%** | **134%** | **14.3x[3]** | **12.0x[3]** | **2.06x** | **2.06x** | **13.7%** | **14.4%** | ***N/A*** | **20%** |
| W. R. Berkley | 67.47 | 25.1 | 85% | 106% | 14.4 | 14.0 | 2.58 | 2.64 | 17.6% | 16.5% | 2.2% | 5% |
| Markel | 1,853.45 | 23.2 | 84% | 108% | 16.8 | 15.7 | 1.28 | 1.68 | 7.2% | 7.1% | *N/A* | (19%) |
| American Financial | 137.24 | 11.4 | 91% | 114% | 11.7 | 11.4 | 2.44 | 2.74 | 19.7% | 18.9% | 5.2% | 8% |
| Kinsale | 312.03 | 7.2 | 61% | 106% | 15.2 | 14.7 | 3.66 | 3.66 | 22.8% | 20.6% | 0.3% | 4% |
| RLI | 53.01 | 4.9 | 69% | 112% | 19.3 | 19.0 | 2.71 | 2.80 | 14.0% | 14.1% | 5.1% | (10%) |
| Palomar | 115.00 | 3.0 | 65% | 107% | 11.7 | 10.5 | 3.18 | 4.28 | 25.0% | 23.1% | N/A | 18% |
| Skyward Specialty | 47.00 | 1.9 | 72% | 116% | 9.6 | 8.5 | 1.79 | 2.92 | 18.0% | 17.1% | *N/A* | 17% |
| Ategrity | 20.55 | 1.0 | 81% | 126% | 10.3 | 8.4 | 1.57 | 1.57 | 14.6% | 15.6% | *N/A* | 23% |
| **Peer Median** | **$91.24** | **$6.0** | **77%** | **110%** | **13.1x** | **12.7x** | **2.51x** | **2.77x** | **17.8%** | **16.8%** | **3.6%** | **7%** |
| **Broader Peer Set** | | | | | | | | | | | | |
| Assurant | $255.70 | $12.7 | 98% | 139% | 12.2x | 11.6x | 2.16x | 4.70x | 17.3% | 16.4% | 1.5% | 6% |
| White Mountains | 2,139.09 | 5.3 | 92% | 130% | 18.6 | 16.5 | 0.99 | 1.21 | *N/A* | *N/A* | *N/A* | *N/M*[6] |
| ProAssurance | 24.63 | 1.3 | 99% | 108% | 21.4 | 22.4 | 0.95 | 0.98 | 4.2% | 3.8% | 0.6% | (18%) |
| International General Insurance | 25.91 | 1.1 | 94% | 124% | 8.9 | 8.3 | 1.66 | 1.66 | 16.9% | 17.1% | 4.8% | 9% |
| Employers | 43.76 | 0.8 | 89% | 122% | 19.7 | 18.2 | 0.94 | 1.00 | 4.4% | 4.5% | 3.1% | 61% |
| AMERISAFE | 31.30 | 0.6 | 65% | 106% | 14.9 | 14.9 | 2.37 | 2.37 | 15.9% | 16.1% | 5.3% | (2%) |
| Global Indemnity | 27.14 | 0.4 | 80% | 106% | 10.1 | 8.6 | 0.57 | 0.58 | *N/A* | *N/A* | *N/A* | 27% |
| James River | 4.11 | 0.2 | 57% | 109% | 4.8 | 4.2 | 0.37 | 0.47 | 8.2% | 8.5% | 1.5% | (2%) |

*Source: Public company disclosures and FactSet; market data as of May 21, 2026. Note: P/E multiples reflect share price divided by median consensus EPS figures. Price / MRQ BVPS and Price / MRQ TBVPS multiples are calculated using as-stated per share metrics where available, referencing the most diluted quarter-end figures available; if not disclosed, book value reflects common shareholder's equity and tangible book value divided by the most-diluted period-end share count disclosed to derive BVPS and TBVPS. [1] Represents median research EPS consensus. [2] Represents median Return on Equity consensus. [3] Bison 2026E P/E and 2027E P/E based off consensus average estimates are 14.4x and 11.9x, respectively. [4] Tangible Book Value Per Share ("TBVPS"). [5] 2025A EPS represents as-stated operating EPS, when available. Where available, sourced as-stated diluted EPS. [6] Limited comparability between broker estimates for EPS and actual EPS disclosed.*

# Summary of Select Current Equity Research Perspectives on Bison

*$ are U.S. Dollars*

## Median EPS Estimates Evolution Over Time



$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Jun-2024
Nov-2024
Mar-2025
Aug-2025
Dec-2025
May-2026
$2.38
$1.99
$1.65
$1.44
FY2024E
FY2025E
FY2026E
FY2027E

## Analyst Perspectives

*"**We remain Overweight on Bison: Bison remains one of the faster-growing specialty insurers** in our coverage, and we believe the investment case is intact. The company is a casualty-focused E&S writer that began underwriting casualty products in January 2021, meaning it does not carry the legacy reserve remediation baggage that burdens many of its peers."*

*Piper Sandler — May 05, 2026*

*"The timing of Bison's entry into the P&C market and its clean balance sheet position it well against insurers struggling with legacy reserves. Also, while nascent, Baleen (technology-enabled small commercial E&S) creates strategic flexibility. **Valuation has also pulled back**, and Bison trades close to large cap commercial P&C companies on 2027 earnings."*

*J.P. Morgan — February 28, 2025*

*"All in, Bison is off to a solid start to the year with continued healthy growth, a "stable" underlying loss ratio, and improvement on the expense ratio. Big picture, we remain cautious around the company's growth in Casualty (Excess Casualty in particular) paired with their heavy reliance on industry data = "true" / ultimate **underwriting results will not be known for years to come.**"*

*Dowling & Partners — May 05, 2026*

## Target Price and Ratings Detail

| Broker | Issue Date | Rating | Disclosed Methodology | 2026E EPS | 2027E EPS | Price Target | Implied Upside / (Downside) to Current |
|---|---|---|---|---|---|---|---|
| Morgan Stanley | May 21, 2026 | Hold | *N/A*[1] | $2.00 | $2.27 | $28.00 | (2%) |
| J.P. Morgan | May 18, 2026 | Hold | P/E | 2.07 | 2.62 | 30.00 | 5% |
| KBW | May 11, 2026 | Buy | P/E[2] | 2.00 | 2.50 | 34.00 | 19% |
| Deutsche Bank | May 6, 2026 | Buy | P/E | 1.98 | 2.35 | 31.00 | 9% |
| Dowling & Partners | May 5, 2026 | Neutral | *N/A* | 1.85 | 2.25 | *N/A* | *N/A* |
| Piper Sandler | May 5, 2026 | Overweight | P/E | 1.95 | 2.40 | 28.00 | (2%) |
| RBC Capital Markets | May 5, 2026 | Outperform | P/E, P/BV | 2.10 | 2.45 | 30.00 | 5% |
| Citizens JMP | May 5, 2026 | Outperform | Regression, Discounted Earnings | 1.90 | 2.35 | 35.00 | 23% |
| **Median** | | | | **$1.99** | **$2.38** | **$30.00** | **5%** |
| **Average** | | | | **1.98** | **2.40** | **30.86** | **8%** |

*Source: FactSet and select broker research; market data as of May 21, 2026. [1] Ardea does not have access to underlying report. [2] Disclosed with the following language: "Our $34 target price equals 13.6x our 2027E EPS."*

# Overview of Bison's Current Top 25 Shareholders

*$ are U.S. Dollars in millions*

| # | Shareholder | Ownership (%)[1] | Market Value | Return on Cost Basis (%)[2] |
|---|---|---|---|---|
| 1 | Gallatin Point Capital | 27% | $255 | N/M |
| 2 | American Family Insurance | 14%[3] | 134 | N/M |
| 3 | American Century | 6% | 56 | 5% |
| 4 | Victory Capital Management | 5% | 44 | (4%) |
| 5 | Polar Capital Partners | 5% | 43 | 2% |
| 6 | Stephen Sills | 5% | 43 | N/M |
| 7 | Blackrock | 4% | 40 | (5%) |
| 8 | Vanguard Group | 4% | 39 | (12%) |
| 9 | Two Sigma Investments | 2% | 15 | (16%) |
| 10 | Gillson Capital | 1% | 12 | 9% |
| 11 | Geode Capital Management | 1% | 12 | (6%) |
| 12 | Qube Research & Technologies | 1% | 12 | (2%) |
| 13 | Morgan Stanley | 1% | 12 | (10%) |
| 14 | State Street | 1% | 11 | (12%) |
| 15 | Schroders | 1% | 10 | 12% |
| 16 | David Newman | 1% | 8 | N/M |
| 17 | Davenport & Co | 1% | 8 | (13%) |
| 18 | Wasatch Advisors | 1% | 8 | (1%) |
| 19 | Dimensional Fund Advisors | 1% | 7 | 6% |
| 20 | Goldman Sachs Group | 1% | 7 | (5%) |
| 21 | Picton Mahoney Asset Management | 1% | 6 | 17% |
| 22 | Zimmer Partners | 1% | 6 | 16% |
| 23 | Citadel Advisors | 1% | 6 | 6% |
| 24 | GW&K Investment Management | 1% | 6 | (8%) |
| 25 | T Rowe Price | 1% | 5 | 15% |
| | **Total - Top 25 Shareholders** | **86%** | **$805** | |

*Source: Bloomberg and FactSet; market data as of May 21, 2026. [1] Discloses ownership based on basic shares outstanding. [2] Return based on average cost basis as disclosed by Bloomberg. [3] Does not include warrants.*

# Implied Premia and Multiples Across Various Assumed Bison Share Prices

*$ are U.S. Dollars*

| Assumed Bison Share Price | | Spot on May 21, 2026 $28.46 | $29.00 | $30.00 | $31.00 | $32.00 | $33.00 | $34.00 | $35.00 | $36.00 | $37.00 | $38.00 | |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **Implied Premium / (Discount) to** | **Metric** | | | | | | | | | | | | |
| *Spot on May 21, 2026* | *$28.46* | *0%* | *2%* | *5%* | *9%* | *12%* | *16%* | *19%* | *23%* | *26%* | *30%* | *34%* | |
| *52-Week High* | *38.05* | *(25%)* | *(24%)* | *(21%)* | *(19%)* | *(16%)* | *(13%)* | *(11%)* | *(8%)* | *(5%)* | *(3%)* | *(0%)* | |
| *52-Week Low* | *21.21* | *34%* | *37%* | *41%* | *46%* | *51%* | *56%* | *60%* | *65%* | *70%* | *74%* | *79%* | |
| *30-Day Volume Weighted Average Price ("VWAP")* | *25.82* | *10%* | *12%* | *16%* | *20%* | *24%* | *28%* | *32%* | *36%* | *39%* | *43%* | *47%* | |
| *60-Day VWAP* | *24.47* | *16%* | *18%* | *23%* | *27%* | *31%* | *35%* | *39%* | *43%* | *47%* | *51%* | *55%* | |
| *90-Day VWAP* | *24.58* | *16%* | *18%* | *22%* | *26%* | *30%* | *34%* | *38%* | *42%* | *46%* | *51%* | *55%* | |
| **Implied Multiple to** | **Metric** | | | | | | | | | | | | **Benchmarked Peer Set[1]** |
| *Diluted BVPS (As Reported)* | *$13.80* | *2.06x* | *2.10x* | *2.17x* | *2.25x* | *2.32x* | *2.39x* | *2.46x* | *2.54x* | *2.61x* | *2.68x* | *2.75x* | |
| *Basic BVPS (As Reported)* | *13.98* | *2.04* | *2.07* | *2.15* | *2.22* | *2.29* | *2.36* | *2.43* | *2.50* | *2.58* | *2.65* | *2.72* | 2.51x[2] |
| *2026E EPS (Consensus Median)* | *$1.99* | *14.3x* | *14.6x* | *15.1x* | *15.6x* | *16.1x* | *16.6x* | *17.1x* | *17.6x* | *18.1x* | *18.6x* | *19.1x* | 13.1x |
| *2026E EPS (Consensus Average)* | *1.98* | *14.4* | *14.6* | *15.1* | *15.6* | *16.1* | *16.7* | *17.2* | *17.7* | *18.2* | *18.7* | *19.2* | 13.1x |
| *2027E EPS (Consensus Median)* | *$2.38* | *12.0x* | *12.2x* | *12.6x* | *13.0x* | *13.5x* | *13.9x* | *14.3x* | *14.7x* | *15.2x* | *15.6x* | *16.0x* | 12.7x |
| *2027E EPS (Consensus Average)* | *2.40* | *11.9* | *12.1* | *12.5* | *12.9* | *13.3* | *13.8* | *14.2* | *14.6* | *15.0* | *15.4* | *15.8* | 12.7x |

*Source: Public company disclosures, Bloomberg, FactSet; market data as of May 21, 2026. Note: Note: VWAP calculations per Bloomberg. [1] Represents median multiple for the following peer set: W. R. Berkley, Markel, American Financial, Kinsale, RLI, Palomar, Skyward Specialty and Ategrity. [2] Refer to Common Stock Comparison for calculation methodology.*

# Select Precedent Transactions

## *For Reference Only*

*$ are U.S. Dollars in billions*

| Announcement Date | Acquiror | Target | Transaction Value | Price / NTM Earnings | Price / Book Value | FOR REFERENCE ONLY: Premium to Unaffected Price | FOR REFERENCE ONLY: Premium to One-Day Prior |
|---|---|---|---|---|---|---|---|
| Aug-2025 | Sompo | Aspen | $3.5 | 8.2x | 1.30x | 36% | 16% |
| Feb-2023 | Brookfield Reinsurance | Argo | 1.1 | 6.6[1] | 0.89 | N/M[1] | 7% |
| Jan-2021 | Towerbrook & Further Global | ProSight Global | 0.6 | 10.4[2] | 0.96 | 42%[2] | (9%) |
| Aug-2018 | Apollo | Aspen | 2.6 | 11.4[3] | 1.12 | 12%[3] | 7% |
| Aug-2018 | The Hartford | Navigators | 2.1 | 20.4 | 1.74[4] | 9% | 9% |
| May-2017 | Intact Financial | OneBeacon | 1.7 | 25.9[5] | 1.65[6] | 19%[5] | 14% |
| Dec-2016 | Fairfax Financial | Allied World | 4.9 | 20.7[7] | 1.34[8] | 18%[7] | 18% |
| Dec-2016 | Liberty Mutual | Ironshore | 3.0[9] | N/A | 1.45[10] | N/A | N/A |
| Oct-2016 | Sompo | Endurance Specialty | 6.3 | 14.9 | 1.36 | 43% | 6% |
| Jun-2015 | Tokio Marine | HCC Insurance | 7.5 | 19.1 | 1.90 | 38% | 38% |
| | | | **Maximum:** | **25.9x** | **1.90x** | **43%** | **38%** |
| | | | **75th Percentile:** | **20.4** | **1.60** | **39%** | **16%** |
| | | | **Median:** | **14.9** | **1.35** | **27%** | **9%** |
| | | | **25th Percentile:** | **10.4** | **1.16** | **17%** | **7%** |
| | | | **Minimum:** | **6.6** | **0.89** | **9%** | **(9%)** |
| **For Reference Only:** | | | | | | | |
| Mar-2026 | Zurich | Beazley | $10.9 | 12.5x[11] | 2.34x | 60%[11] | 3%[12] |
| | | *Including Zurich / Beazley:* | **Median** | **13.7x** | **1.36x** | **36%** | **8%** |

Source: Company filings and FactSet. Note: Deal value as reported in press releases. Price / NTM Earnings represents a price per share divided by the NTM median consensus estimate from FactSet as of the unaffected date. P / BV and P / TBV for public targets represent a price per share divided by the most-diluted, reported per share metrics while maintaining both metrics for a single deal on the same basis. [1] Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of the unaffected date of 4/27/2022. Premium to unaffected is labeled as Not Meaningful ("N/M") given protracted period between the announcement of exploration of strategic alternatives and announcement. [2] Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of the unaffected date of 9/23/2020. [3] Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of the unaffected date of 3/8/2018. [4] Based on diluted BVPS implied by the 1.78x P / diluted TBVPS disclosed in press release. [5] Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of the unaffected date of 1/17/2017. [6] Multiple as disclosed in investor presentation. Based on deal value / OneBeacon common equity before announcement. [7] Unaffected date assumed to be 12/16/2016 per proxy statement, even though there was a media report on 10/4/2016 that reported advanced talks with Markel had stopped. Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of 12/16/2016. Unaffected premium based on 10/3/2016 would have been 34%. [8] Based on 12/18/2016 initial offer and 3Q'16 BVPS. Consideration was renegotiated to include a larger cash component, announced 3/10/2017. [9] Announced as "Approximately $3 billion". [10] Based on 1Q'16 figure. [11] Price / NTM earnings and Premium to Unaffected Price represent transaction price over the NTM earnings estimate and spot price as of the unaffected date 1/6/2026. [12] Based on 2/27/2026, the last full trading day before 3/2/2026 announcement.

# Select Potential Parties

*$ are U.S. Dollars in billions*

| Company | Market Cap | P / BVPS | P / 2026E EPS | P / 2027E EPS | A.M. Best Financial Strength Rating |
|---|---|---|---|---|---|
| **Prior Contact** | | | | | |
| [redacted] | | | | | |
| **Potential New Parties** | | | | | |
| [redacted] | | | | | |

*Source: FactSet and S&P Global Intelligence; market data as of May 21, 2026.* [redacted] [redacted] [redacted]

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